EXHIBIT 10.22

CONFIDENTIAL SEPARATION AGREEMENT
AND GENERAL RELEASE

Jennifer Kitchen, her heirs and executors (“Employee”) and CoStar Realty Information, Inc. (together with its predecessors, collectively “CoStar” or “Employer”) for the good and sufficient mutual consideration set forth below, agree to terminate their employment relationship on the following basis, and agree as follows:

1.    Transition Period/Last Day of Employment. Employee and CoStar agree that Employee shall transition her employment with CoStar effective October 7, 2013 (the “Transition Date”). Employee and CoStar agree that Employee’s last day of employment with CoStar (the “Termination Date”) shall be the earlier of either (i) the date that Employee begins employment with another employer, including self-employment, or (ii) the date of August 31, 2014. Employee and CoStar agree that beginning on the Transition Date and continuing until the Termination Date (the “Transition Period”), Employee shall:

(a)remain an employee of CoStar and be bound by the Terms and Conditions of Employment Agreement signed by Employee on March 6, 2001, (attached as Exhibit A, adopted and incorporated by reference herein) and the employer’s policies and procedures applicable to all employees; provided, however, instead of being employed as Sr. Vice President of Research, Employee shall be employed as Director of Research Integration. During the Transition Period, Employee shall perform those functions and undertake those responsibilities that are set forth on Exhibit B hereto, as well as other responsibilities as are assigned from time to time by the Chief Executive Officer of CoStar or his delegate. Employee agrees to return all of CoStar’s property, including without limitation keys, phones, computers, records, and files (electronic or other) on or before the Termination Date and will cooperate fully with CoStar’s managers and employees in a professional manner to assure a smooth transition.

(b) be fully eligible to participate in all CoStar employee health and benefit plans and programs then in effect through her Termination Date, including, but not limited to, CoStar’s Incentive Stock plans and Restricted Employee Stock grants, in accordance with the terms of such plans and programs. The parties specifically agree that from the Transition Date through the Termination Date, Employee shall continue to vest in her restricted stock grants and option grants, including the performance-based restricted stock grant dated February 21, 2011, in each case pursuant to the requirements of the applicable Option or Restricted Stock Agreements, including without limitation any vesting requirement. Employee shall not receive any additional options or stock grants under the above-described Incentive Stock plans and Restricted Employee Stock grants, nor shall any of Employee’s existing restricted stock grants and option grants continue to vest after the Termination Date. Employee’s participation in CoStar’s employee benefit plans and programs is subject to any and all required withholdings and employee contributions.

2.    Salary During Transition Period. CoStar agrees that during the Transition Period it will continue to pay Employee’s current base salary of $225,500 bi-weekly, in accordance with the normal payroll practices of Employer then in effect and less lawful withholdings. During the Transition Period, Employee shall not be eligible for nor receive any bonus payments or additional payments of any kind (i.e., Employee shall not be eligible for or receive any cash or other bonus for fiscal year 2013 or 2014 performance).

3.    Severance Benefit. CoStar agrees that, in further consideration for Employee’s agreement and commitments herein, beginning on the Termination Date and continuing for up to four (4) months, CoStar shall make all payments directly to the third party administrator on Employee’s behalf for family health care coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) (hereinafter referred to as COBRA benefits), if Employee elects to continue such coverage under CoStar’s group health plan pursuant to paragraph 18 herein; provided, however, CoStar’s obligations to pay Employee’s COBRA benefits as set forth herein shall be conditioned upon Employee’s execution of a release of claims substantially similar to the general release set forth at Section 6 of this Agreement, which release shall be effective as of the Termination Date. If Employee becomes eligible for comparable health care coverage before the expiration of the four (4) month period, Employee shall immediately notify CoStar, through Jon Coleman, and CoStar’s obligations to pay Employee’s COBRA benefits shall immediately cease. Under no circumstances shall Employer be responsible for payment of Employee’s COBRA benefits beyond four (4) months from the Termination Date.

4.    No Consideration Absent Execution of this Agreement. Employee understands and agrees that Employee would not receive any monies and/or benefits specified in Sections 1 through 3 except for Employee’s execution of this Agreement and Release and the fulfillment of the promises contained herein.

5.    Confidentiality and Non-Solicitation. In addition to any terms and conditions regarding confidential information set forth in any other agreement between Employer and Employee, Employee promises not to use or disclose any confidential information, valuable information or trade secrets (including, but not limited to, customer lists, property-related data or other information from Employer’s or its affiliates’ database, customer profiles or employee information) that Employee learned while employed by Employer or an Employer Affiliate (an “Employer Affiliate” being a parent, subsidiary, sister or other corporation with common ownership and/or control with Employer). In order to preserve such confidential information, valuable information and trade secrets, Employee further agrees that for a period of two years from the Termination Date, Employee will not solicit, participate in or assist in any way the solicitation of any employee of Employer or an Employer Affiliate to cease employment with or doing present or future business with Employer or an Employer Affiliate, to the maximum extent permitted by applicable law. The terms of this Agreement and Release are confidential, and Employee agrees not to disclose any term of this Agreement and Release, including without limitation, the fact or amount of these additional payments, to any party including, but not limited to, any past, present or prospective employee of Employer or any of Employer’s Affiliates, without the prior written consent of Employer, which may be withheld in Employer’s sole discretion; provided, however, that Employer hereby gives permission to Employee to disclose the details of this Agreement and Release to Employee’s counsel and immediate family members.

6.    General Release. Except for any claims that Employee may have for workers’ compensation benefits, for pension benefits, or for health care, life or disability insurance (which are not released under this Agreement and Release), in consideration of the monies/benefits set forth herein, Employee does hereby unconditionally, irrevocably and absolutely release and discharge Employer and the Employer Affiliates and their respective current and former owners, directors, officers, employees, agents, attorneys, affiliates, stockholders, insurers, divisions, predecessors, successors and/or assigns and any related holding, parent or subsidiary corporations, individually and in corporate capacities (collectively, the “Released Parties”), from any and all loss, liability, claims, expenses, demands, causes of action, suits, rights and entitlements of every kind and description of any type, whether in law and/or in equity, whether known or unknown, (collectively, the “Claims”), related directly or indirectly or in any way connected with any transaction, affairs or occurrences between the Employee and any Released Party to date, including, but not limited to, any claims under any agreements, and any claims with respect to Employee’s employment with Employer, the establishment of the Transition Period, the termination of Employee’s employment with Employer, or arising out of any acts committed or omitted during said employment relationship.

This release includes, but is not limited to, any Claims for back pay reinstatement, personal injuries, breach of contract (express or implied), breach of any covenant of good faith and fair dealing (express or implied), and for any recovery of any losses or other damages to Employee or Employee’s property, and any claims based on any alleged violation of any of the following:

•	The National Labor Relations Act, as amended, 29 U.S.C., 151 et seq;

•	Title VII of the Civil Act of 1964, as amended, 42 U.S.C. Section 2000e et seq;

•	The Employee Retirement Income Security Act of 1974, as amended, 29 U.S.C. 621 et seq;

•	The Age Discrimination in Employment Act of 1967, as amended;

•	The Americans With Disabilities Act of 1990, as amended, 42 U.S.C. 12101;

•	The Older Worker Benefit Protection Act, 29 U.S.C. 621 et seq;

•	The Family and Medical Leave Act of 1993, 29 U.S.C. 2601 et seq;

•	Sections 1981 through 1988 of Title 42 of the United States Code, as amended;

•	The Occupational Safety and Health Act of 1970, 29 U.S.C. 651 et seq;

•	The Immigration Reform Control Act, as amended;

•	The California Fair Employment and Housing Act, Cal. Gov’t Code 12900 et seq, if applicable;

•	The Massachusetts Fair Employment Practices Act, if applicable

•	The Minnesota Human Rights Act;

•	The New Jersey Law Against Discrimination;

•	The New Jersey Conscientious Employee Protection Act;

•	The West Virginia Human Rights Act[1];

•	District of Columbia Human Rights Act - D.C. Code § 2-1401 et seq.;

•	District of Columbia Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers Compensation Claim - D.C. Code § 32-1542;

•	District of Columbia Family and Medical Leave Act - D.C. Code § 32-501 et seq.;

•	District of Columbia Wage Payment and Collection Law - D.C. Code Ann. § 32-1301 et seq.;

•	District of Columbia Minimum Wage Act - D.C. Code § 32-1001 et seq.;

•	District of Columbia Smokers’ Rights Law - D.C. Code § 7-1703.03;

•	District of Columbia Parental Leave Act - D.C. Code § 32-1201 et seq.;

•	District of Columbia Rights of the Blind and Physically Disabled ("White Cane Act") - D.C. Code § 7-1001 et seq.;

•	D.C. Pregnancy Anti-Discrimination Act - D.C. Code § 2.401.05;

•	D.C. Accrued Sick and Safe Leave Act - D.C. Code § 32-131.01 et seq.; and

•	Any other federal, state or local statutory or common law.

7.    Prior Agreements in Full Force; No Promises. Employee agrees that notwithstanding anything to the contrary set forth herein the terms of any non-solicitation, confidentiality, ownership rights or similar agreements between Employee and any Released Party, including without limitation the Terms and Conditions of Employment Agreement signed by Employee on March 6, 2001 attached as Exhibit A, that by their terms survive termination of employment shall continue to be in full force and effect, to the maximum extent permitted by applicable law. Employee understands that Employer’s obligations under this Agreement and Release remain conditioned on Employee’s satisfaction of and adherence to such covenants and obligations set forth in such continuing agreements. Employee agrees that no promises, coercion, representations or inducements have been made which caused Employee to sign this Agreement and Release other than those which are expressly set forth above and that the terms of this Agreement and Release are contractual and not a mere recital.

8.    Governing Law. This Agreement and Release will be construed and interpreted in accordance with the laws of the District of Columbia, without reference to its conflicts of law provisions.

_________________________
1 If you are waiving claims under West Virginia law you may seek guidance from the West Virginia Bar Association which can be reached at (800) 944-9822.

9.    Severability. If any provision of this Agreement and Release, or part thereof, is held invalid, void or voidable as against the public policy or otherwise by any court of competent jurisdiction or arbitrator (excluding the general release language), such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement and Release (excluding the general release language) shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement and Release in full force and effect.

10.    Release As Defense. The release contained herein may be pleaded as a full and complete defense and may be used as the basis for an injunction against any action, suit or proceeding which may be prosecuted, instituted or attempted by either party in breach thereof.

11.    Consultation with Counsel and Consideration Period. Employee further acknowledges that Employee has been advised in writing and offered the opportunity to discuss this Agreement and Release and its contents with Employee’s attorney. Employee acknowledges that Employee has fully discussed this Agreement and Release with Employee’s attorney with respect to the meaning and effect of the provisions of this Agreement and Release, or has voluntarily chosen to sign this Agreement and Release without consulting Employee’s attorney, fully understanding the content, meaning and legal effect and consequences of this Agreement and Release. Employee acknowledges and agrees that Employer has given Employee twenty-one (21) days to review and consider this Agreement and Release before signing it, and Employee understands that Employee may use as much of this twenty-one (21) day period as Employee wishes prior to signing this Agreement and Release. If Employee voluntarily chooses to execute this Agreement and Release before the end of the twenty-one (21) day period, Employee will sign the attached “Election to Execute Prior to Expiration of twenty-one (21)-Day Consideration Period” at the same time Employee executes this Agreement and Release. Employee further acknowledges that Employee is executing this Agreement and Release voluntarily and free of any duress or coercion.

12.    Understanding of Agreement. Employee warrants and represents to Employer that Employee has read and understands the meaning of each provision of this Agreement and Release and Employee’s signature below constitutes Employee’s acceptance of each term of the Agreement and Release.

13.    Revocation Period. Employee acknowledges that for a period of seven (7) days after this Agreement and Release is signed by Employee, Employee may revoke this Agreement and Release, and the Agreement and Release shall not become effective or enforceable until such revocation period has expired. If Employee elects to revoke this Agreement and Release within this seven-day period, Employee will so inform Employer by delivering a written notice of revocation to Employer via its General Counsel, Jon Coleman. This Agreement and Release shall not become effective and enforceable until eight (8) days after it has been signed by Employee and Employer, and in the event that the parties do not sign on the same date, then this Agreement shall become effective eight (8) days after it is signed by Employee. Notwithstanding the foregoing, this Agreement and Release shall not become effective and enforceable if Employee revokes it within the seven (7) day revocation period by written notice to Employer.

14.    Non-Disparagement. Employee agrees not to make and/or publish in any manner any derogatory, adverse, false or defamatory statements, written or verbal, regarding any of the Released Parties to anyone including, but not limited to Employer’s or its affiliates’ respective directors, officers, employees, agents, vendors, existing clients, or potential clients that Employee knows that Employer or any of its affiliates has targeted. Employee agrees that Employee has not and will not engage in the following activities: (1) incite other persons and/or entities to raise allegations of wrongdoing against any of the Released Parties; and/or (2) publish any representation that any of the Released Parties in any way treated Employee unfairly, breached any obligation to Employee, or in any other manner mistreated Employee.

15.    Future Assistance. Employee agrees to be available to respond to future inquiries or reasonable requests for assistance from Employer and the Employer Affiliates related to matters arising during Employee’s employment with Employer.

16.    Affirmations. Employee affirms that Employee has not filed, caused to be filed, or presently is a party to any claim, complaint, or action against any Released Party in any forum or form. Employee further affirms that Employee has been paid and/or has received all leave (paid or unpaid), compensation, wages, bonuses, commissions, and/or benefits to which Employee may be entitled and that no other leave (paid or unpaid), compensation, wages, bonuses, commissions, benefits and/or monies are due to Employee, with the exception of the consideration provided in this Agreement and Release. Employee furthermore affirms that Employee has no known workplace injuries or occupational diseases and has been provided and/or has not been denied any leave requested under the Family and Medical Leave Act.

17.    Nonadmission of Wrongdoing. The parties agree that neither this Agreement and Release nor the furnishing of the consideration for this Agreement and Release shall be deemed or construed at any time for any purpose as an admission by either party of any liability or unlawful conduct of any kind.

18.    COBRA. Employee hereby acknowledges that Employer has advised Employee that (if applicable) under the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA) and as applicable state law Employee has a right to elect continued coverage under Employer’s group health plan, at Employee’s own expense, for a period of 18 months or more from the Termination Date. This election must be made no later than 60 days after the notification date.

EMPLOYEE HEREBY IS AGAIN ADVISED IN WRITING THAT EMPLOYEE HAS UP TO TWENTY-ONE (21) DAYS TO CONSIDER THIS AGREEMENT AND RELEASE AND TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND RELEASE.

EMPLOYEE HEREBY AGREES THAT ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THEREBY THE SUMS SET FORTH IN PARAGRAPH "2" ABOVE, EMPLOYEE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EMPLOYEE HAS OR MIGHT HAVE AGAINST RELEASED PARTIES, INCLUDING ALL CLAIMS UNDER THE AGE DISCRIMINATION IN EMPLOYMENT ACT AND THE OLDER WORKERS BENEFIT PROTECTION ACT.

Signature Page Follows.

Signature Page to Confidential Separation Agreement and General Release.

Employer

/s/ Donna Tanenbaum	October 6, 2013
Name: Donna Tanenbaum	Date
Title: VP, Human Resources

Employee

/s/ Jennifer L. Kitchen	October 6, 2013
Name:	Date

Note: Return signed agreement to:
CoStar:
Donna Tanenbaum
CoStar Group, Inc.
1331 L Street, NW
Washington, DC 20005
Phone:
Scan/e-mail to:

ELECTION TO EXECUTE PRIOR TO EXPIRATION OF
TWENTY-ONE DAY CONSIDERATION PERIOD

I, Jennifer Kitchen, understand that I have up to twenty-one calendar days within which to consider and execute the attached Agreement and Release. However, after having consulted counsel, I have voluntarily, willingly, knowingly, and without coercion elected to execute the Agreement and Release before the twenty-one day period has expired.

	Signature:	/s/ Jennifer L. Kitchen
	Name:	Jennifer L. Kitchen
	Date:	October 6, 2013

Acknowledged by Employer:

By:	/s/ Donna Tanenbaum
Name:	Donna Tanenbaum
Title:	VP, Human Resources
Date:	October 6, 2013

EXHIBIT A
TERMS AND CONDITIONS OF EMPLOYMENT

This Agreement (the “Agreement”) is entered into between Jennifer Kitchen (hereinafter "Employee") and CoStar Realty Information, Inc., 2 Bethesda Metro Center, Bethesda, MD 20814 (hereinafter the “Company”).

WHEREAS, the Employee is currently employed by the Company;

WHEREAS, in return for the Employee entering into this Agreement, the Company desires to provide Employee with the following additional consideration; Pay Increase (the “Additional Consideration”);

NOW THEREFORE, in consideration for the Additional Consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:

Section 1. Employee’s Employment

1.1    Employment At Will. The Company is an “at-will” employer, meaning that the Employee’s employment with the Employer can be terminated by either the Company or the Employee at any time with or without cause and with or without notice. This Agreement is not a contract, express or implied, relating to the Employee’s employment with the Company for any specific duration.

1.2    Prior Employment Contract. Employee hereby acknowledges that he/she has given the Company a copy of any employment agreement to which he/she is currently a party, including any agreement that contains any confidentiality, non-competition or non-solicitation provision binding on the Employee. The Employee represents that he or she is not subject to any restriction that would prohibit the Employee from working for the Company.

Section 2. Duties of Employee

2.1    Duty of Confidentiality.

    (a)    Employee acknowledges and agrees that Employee has and will have access to and will come into contact and learn various technical and non-technical trade secrets and other confidential information, which are the property of the Company (collectively, the “Confidential Information”). Employee acknowledges and agrees that Employee is being provided access to such Trade Secrets and Confidential Information, subject to and solely based upon Employee’s agreement to the covenants set forth in this Agreement and Employee would not otherwise be afforded access to such information. Such Confidential Information includes, but is not limited to: (i) research methods, methods of compiling real estate information, methods of creating the Company’s database, procedures, devices, machines, equipment, data processing programs, software, computer models, research projects, and other means used by the Company in the conduct of its business; (ii) product formulations, strategies and plans for future business, new business, product or other development, new and innovative product ideas, potential acquisitions or divestitures, and new marketing ideas; (iii) information with respect to costs, commissions, fees, profits, sales, markets, sales methods and financial information; (iv) mailing lists, the identity of the Company’s customers, distributors and suppliers and their names and addresses, the names of customer representatives responsible for entering into contracts for the Company’s products or services, the amounts paid by such customers to the Company, specific customer needs and requirements, and leads and referrals to prospective customers; and (v) the identity of the Company’s employees, their respective salaries, bonuses, benefits, qualifications and abilities; all of which information Employee acknowledges and agrees is not generally known or available to the general public, but has been developed, compiled or acquired by the Company at its great effort and expense. Confidential Information can be in any form: oral, written or machine readable, including electronic files. For purposes of Section 2 of this Agreement, the definition of the “Company” includes the Company, its parent and its parent’s wholly owned subsidiaries.

(b)    Employee agrees to treat all Confidential Information in a secret and confidential manner and agrees not to reproduce or copy any of such Confidential Information without the Company's written consent. Employee agrees that he or she will not, without the prior written consent of the Company, directly or indirectly: (i) disclose or divulge any Confidential Information to any person, entity, firm, or company, unless compelled by governmental process; or (ii) use any Confidential Information in any manner other than to perform his or her employment for the Company. Employee agrees that, given the nature of the Company’s business and business plans there will never come a time when disclosure of the Confidential Information would not be seriously injurious to the Company.

(c)    Employee agrees to provide such reasonable assistance as may be required by the Company to maintain the secrecy and confidentiality of the Confidential Information.

(d)    Employee agrees that, upon termination of Employee’s employment for any reason, or at any other time the Company so requests, he or she will promptly deliver to his or her supervisor all Confidential Information and all copies thereof, and all other property of the Company that are in his or her possession or control.

(e)    Employee acknowledges that in the event of a breach of this Section by Employee, the Company may suffer irreparable harm and will be entitled to injunctive relief as well as all other remedies available at law or in equity.

2.2    Duty of Non-Solicitation of Customers. Employee agrees that for the duration of Employee’s employment with the Company, and for a period of one (1) year after Employee’s employment with the Company is terminated for any reason, whether voluntary or involuntary, he or she will not, without the prior written consent of the Company, directly or indirectly, individually or on behalf of others, solicit, divert, take away, or interfere with any of the Company's customers with whom Employee had contact or regarding whom Employee obtained Confidential Information during the last two (2) years of employment with the Company, with respect to any business that competes with the Company. Employee acknowledges that in the event of a breach of this Section by Employee, the Company may suffer irreparable harm and will be entitled to injunctive relief as well as all other remedies available at law or in equity.

2.3    Duty of Non-Solicitation of Employees. Employee agrees that Employee will not, during the term of employment with the Company and for an additional period of one (1) year after Employee’s employment with the Company is terminated for any reason, whether voluntarily or involuntarily, for any reason whatsoever, directly or indirectly, individually or on behalf of others, aid or endeavor to solicit or induce any other employee or consultant of the Company to leave the employment or service of the Company, in order to accept employment of any kind with any other person, firm, partnership, or corporation. Employee acknowledges that in the event of a breach of this Section by Employee, the Company may suffer irreparable harm and will be entitled to injunctive relief as well as all other remedies available at law or in equity.

2.4    No Derogatory Statements. Employee agrees not to make and/or publish in any manner, any derogatory or adverse statements, written or verbal, regarding the Company or its owners, directors, officers, employees, agents, affiliates, successors and/or assigns, except as permitted by law, to anyone including, but not limited to the Company’s (or its successors and/or assigns) directors, officers, employees, agents, vendors, existing clients or potential clients that Employee knows that the Company has targeted.

2.5    Duty of Non-Competition.

(a)    Employee acknowledges and agrees that in consideration for entering into this Agreement, Employee will come into contact with, have access to and learn various technical and non-technical trade secrets and other Confidential Information, which are the property of the Company. Employee also will receive training in the Company’s proprietary business methods and practices. All of the Company’s trade secrets and Confidential Information have been developed, acquired and compiled by the Company at its great effort and expense. Employee acknowledges, agrees and understands that the Company is relying upon this covenant not to compete in providing Employee access to its trade secrets and other Confidential Information and will not provide Employee access to this information but for Employee’s agreement to this covenant.

(b)    Employee acknowledges and agrees that the Company is engaged in a highly competitive business and that by virtue of Employee’s position and responsibilities with the Company and Employee’s access to the Trade Secrets and Confidential Information, engaging in any business which is directly or indirectly competitive with the Company will cause it great and irreparable harm.

(c)    Consequently, Employee covenants and agrees that so long as Employee is employed by the Company and for a period of one (1) year after such employment is terminated, whether voluntarily or involuntarily, Employee will not, without the express written consent of the Chief Executive Officer of the Company, directly or indirectly, be employed by, own, manage, operate, control, participate in, or be associated in any manner with the ownership, management, operation or control of any company or business engaged in the provision of commercial real estate information or software, or such other related businesses as the Company may become engaged during Employee’s employment with the Company. In recognition of the international nature of the Company’s business, this restriction shall apply anywhere in the United States, Canada and the United Kingdom. The Employee and Company specifically agree that such companies or businesses restricted by this Agreement currently include without limitation, LoopNet, Inc., PropertyFirst.com, RealtyIQ, and Black’s Guide.

(d)    Employee represents and admits that upon cessation of Employee’s employment with the Company, Employee’s experience and capabilities are such that Employee can obtain employment with a new employer engaged in a different business or services different from that conducted by the Company, and the entry of an injunction to enforce the Duty of Non-Competition set forth herein shall not prevent Employee from earning a livelihood.

(e)    Employee agrees that the Company may notify any person or entity employing Employee or evidencing an intent to employ Employee as to the existence and terms of this Agreement.

Section 3. Employee Work Product

3.1    Disclosure of Work Product. Employee shall promptly and fully disclose to his or her supervisor any idea, invention, discovery, development, design, technique, improvement, plan, work of authorship, computer software, data information, enhancement, or other work product, whether tangible or intangible, developed by Employee, solely or jointly with others, during Employee’s employment with the Company (1) made with the Company's equipment, supplies, facilities, trade secrets, or time; or (2) that relate, at the time of conception or reduction to practice to the Company's business, or the Company’s actual or demonstrably anticipated research; or (3) result from any work performed by Employee for the Company (collectively the “Work Product”).

3.2    Ownership of Work Product. All Work Product shall be conclusively deemed to be conceived, made, developed, reduced to practice, prepared, or otherwise created within the scope of Employee's employment and shall be the sole property of the Company. Employee hereby irrevocably assigns to the Company all right, title, and interest of whatever nature that Employee may have in the Work Product.

3.3    Employee’s Obligations. Employee shall, at the expense and on behalf of the Company, do all acts and things requested by the Company for the Company to obtain, establish, preserve, and protect the Company's rights and interests in the Work Product, including, but not limited to, preparing and signing such applications, papers, instruments, and other documents as the Company may deem necessary for it, or its nominee, to obtain and maintain patents, copyrights, trade secrets, trademarks, and service markings within the United States or elsewhere or both. Employee's obligations under this Section of this Agreement shall be in effect at all times while Employee is employed by the Company and for three years after Employee’s termination of employment with the Company.

Section 4. Miscellaneous

4.1    Modification of Agreement. This Agreement may be modified only upon the written consent of both Employee and the Company, wherein specific reference is made to this Agreement.

4.2    Entire Agreement. This Agreement constitutes the entire agreement between the parties. There are no agreements, understandings, restrictions, warranties, or representations between the parties relating to this subject matter other than those in this Agreement; provided, however, that in the event that this Agreement is declared illegal or unenforceable in its entirety, and only in the event of invalidation of this Agreement in its entirety, the prior agreement between the Company and Employee from October 3, 1994 shall remain in full force and effect and govern the relationship between the Company and Employee.

4.3    Separability. If any term or provision of this Agreement or any portion thereof is declared illegal or unenforceable by any court of competent jurisdiction, such provision or portion thereof shall be deemed modified so as to render it enforceable, and to the extent such provision or portion thereof cannot be rendered enforceable, this Agreement shall be considered divisible as to such provision which shall become null and void, leaving the remainder of this Agreement in full force and effect.

4.4    Governing Law. This Agreement shall be governed by the laws of Maryland, without reference to its conflicts of law provisions.

4.5    Survival. Employee agrees that the provisions contained in this Agreement shall survive any termination of Employee’s employment with the Company.

4.6    Assignment and Successors. Employee agrees that the terms of this Agreement shall inure to the benefit of and may be enforced by the Company and the Company's successors or assigns. Employee agrees that the terms of this Agreement shall be binding upon him or her and his or her executors, administrators, legatees, distributees, and other successors in interest.

4.7    Payment of Costs and Attorneys' Fees. A party who breaches the terms of this Agreement shall pay to the non-defaulting party all of the non-defaulting party's costs and expenses, including attorneys' fees, incurred in enforcing the terms of the Agreement.

4.8    Set-Off From Salary.    Employee authorizes the Company set-off from any salary, wages, bonus or other monies owed to Employee any wages, travel expenses or other expenses or monies advanced to Employee, as permitted by law.

4.9    Opportunity for Review by Employee's Outside Counsel. Employee acknowledges that he or she has read this Agreement in its entirety, and has had ample opportunity to have legal and financial counsel review the Agreement, explain its provisions, and provide appropriate advice.

4.10    Waiver of Breach. The waiver by either party of a breach of any provisions of this Agreement by the other shall not operate or be construed as a waiver of any subsequent breach. A delay or failure by either party to exercise a right under this Agreement, or a partial or single exercise of that right, shall not constitute a waiver of that or any other right.

4.11    Arbitration of Controversies.

(a)    When Arbitration is Required. In the event of any dispute, claim or controversy cognizable in a court of law between the Company and the Employee concerning any aspect of the employment relationship, including disputes upon termination, the parties agree to submit such dispute to final and binding arbitration before a single arbitrator pursuant to the provisions of the American Arbitration Association’s Employment Dispute Resolution Procedures. The parties acknowledge that this obligation to arbitrate disputes applies to claims for discrimination or harassment under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, Sections 1981 through 1988 of Title 42 of the United States Code, the Maryland Fair Employment Practice Act, Maryland Code Ann., Art. 49B, § 1 et seq., as well as any other federal, state, or local law, ordinance, or regulation, or based on any public policy, contract, tort, or common law or any claim for costs, fees, or other expenses including attorney’s fees. All claims and defenses which could be raised before a government administrative agency or court must be raised in arbitration and the arbitrator shall apply the law accordingly.

Notwithstanding the foregoing, Employee and the Company recognize and acknowledge each party’s right to request injunctive relief under appropriate circumstances from any court of competent jurisdiction, including but not limited to injunctive relief for any violations of Sections 1, 2 or 3 of this Agreement by Employee. The parties being desirous of having any disputes resolved in a forum having a substantial body of law and experience with the matters contained herein, the parties agree that any proceeding for injunctive relief shall be brought in the Circuit Court of Montgomery County, Maryland, or in the United States District Court for the District of Maryland and the parties agree to the jurisdiction thereof.

Employee and the Company further agree that this duty to arbitrate extends not only to disputes between Employee and the Company, but also to disputes between Employee and the Company's officers, directors, employees and agents that arise out of Employee's employment with the Company or the termination of that employment.

(b)    Time for Demanding Arbitration. Any demand for arbitration shall be made in writing and served upon the other party to this Agreement. Such demand shall be served no later than the expiration of the applicable statute of limitation period under governing law for such dispute(s). Absent express written agreement of the parties, this time period shall not be extended by virtue of informal attempts to resolve the dispute.

(c)    Remedies. The arbitrator shall have the power to award any types of legal or equitable relief that would be available in a court of competent jurisdiction or administrative tribunal.

(d)    Final and Binding Arbitration. The decision of the arbitrator shall be final and binding on the parties.

(e)     No Deletion, Addition or Modification. The arbitrator shall have no authority to add to, delete from, or modify in any way the provisions of this Agreement.

(f)    Costs of Arbitration. The costs of commencing the arbitration and the remainder of the arbitration fees will be paid by the Company.

(g)    Place of Arbitration. The arbitration hearing shall occur within the County in which the Company’s principal place of business is located, the County in which the conduct giving rise to the claim occurred, or as the arbitrator may otherwise order.

(h)    Time to Consider or Revoke Agreement. Employee acknowledges that Employee’s acceptance of binding arbitration in this section 4.11 can be revoked any time within seven (7) days of his/her signing this Agreement, but such revocation must be submitted in writing and will result in his/her immediate termination and/or denial of consideration for employment. Employee further acknowledges that he/she has had at least 21 days to consider Section 4.11 Agreement and has decided to sign knowingly, voluntarily, and free from duress or coercion. Any revocation should be sent to Lauren Fitzgerald, Senior Director Human Resources, CoStar Realty Information, Inc., 2 Bethesda Metro Center, Bethesda, MD 20814.

(i)    Waiver of Jury Trial. Employee and the Company agree that if for any reason the arbitration provisions of this Agreement are declared unenforceable, they waive any right they may have to a jury trial with respect to any dispute or claim between them relating to any of the terms and conditions of this Agreement, Employee’s employment with or termination from employment with the Company, including, but not limited to, any of the claims enumerated in paragraph 4.11(a) of this Agreement, as well as claims arising or relating to any confidentiality agreement Employee may sign.

4.12    Counterparts. This Agreement, for the convenience of the parties, may be executed in any number of counterparts, all of which when taken together shall constitute one and the same Agreement.

4.13    Notices. All notices given hereunder will be in writing, delivered personally or mailed by registered or certified mail, return receipt requested, or delivered by well-recognized overnight mail. If such notice is being delivered to the Employee, such notice shall be delivered to the address specified under such Employee’s signature on this Agreement, and if being delivered to the Company, delivered to 2 Bethesda Metro Center, Bethesda, Maryland 20814, Attention: Lauren Fitzgerald, or to such other address as either party may specify to the other from time to time. All notices will be deemed given if delivered personally, on the day of delivery, if mailed by registered or certified mail, three days after the date of mailing, and if delivered by overnight mail, one day after mailing.

Employee understands that by signing this Agreement, Employee agrees to resolve certain disputes with the Company by means of binding arbitration as set forth in paragraph 4.11, above.

Employee Name (Print):	Jennifer Kitchen	COSTAR REALTY INFORMATION, INC.
Signature:	/s/ Jennifer L. Kitchen	By:	/s/ Carla J. Garrett
Address:		Name:	Carla Garrett
Phone number:		Title:	General Counsel
Date:	March 6, 2001	Date:	March 6, 2001

EXHIBIT B
Director of Research Integration will prepare a detailed document that describes how CoStar’s Research organization will best meet the needs of CoStar’s customers through enhanced automation, processes and integration of its acquisitions (e.g., LoopNet and PPR) into its data acquisition process. Taking into account CoStar’s growth strategy, the position will require the incumbent to document the current Research organizational structure and processes, the future state of the organization and processes and a fully developed plan of how the organization would transition to the future state. In addition, the incumbent should document the roles and responsibilities for any new roles or key roles that would change in the new Research model.
The position reports to Frank Carchedi, Interim SVP, Research, and would work from home and be available for consultation with the Interim SVP.